                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 2
                    TO REGISTRATION STATEMENT NO. 333-149951

                                       ON

                                    FORM S-1

                                      UNDER

                           THE SECURITIES ACT OF 1933

                       RiverSource Life Insurance Company
               (Exact name of registrant as specified in charter)

                                    Minnesota
         (State or other jurisdiction of incorporation or organization)

                                   41-0823832
                      (I.R.S. Employer Identification No.)

            70100 Ameriprise Financial Center, Minneapolis, MN 55474
                                 (800) 862-7919

               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                Rodney J. Vessels
                       RiverSource Life Insurance Company
         50605 Ameriprise Financial Center, Minneapolis, Minnesota 55474
                                 (612) 671-2237
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: April 30, 2010 or as soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

Pursuant to Rule 429 under the Securities Exchange Act of 1934 the prospectuses to be filed herein also relate to and will constitute upon effectiveness a Post-Effective Amendment to Securities Act Registration Statement Nos. 033-48701.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         Calculation of Registration Fee

                                              PROPOSED
TITLE OF EACH CLASS OF                        MAXIMUM       PROPOSED MAXIMUM    AMOUNT OF
SECURITIES TO               AMOUNT TO BE   OFFERING PRICE      AGGREGATE       REGISTRATION
BE REGISTERED                REGISTERED       PER UNIT       OFFERING PRICE        FEE*
-------------------------   ------------   --------------   ----------------   ------------

Interests in the Fixed
   Account of the Group,
   Unallocated Deferred
   Combination
   Fixed/Variable Annuity
   Contracts for
   Qualified Retirement
   Plans                                         $0                                $0**


* The proposed aggregate offering price is estimated solely for determining the registration fee. The amount being registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

** The difference between the $30,000,000 of securities registered on Securities Act Registration Statement Nos. 033-48701 (for which a registration fee of $89,375 was paid), and the dollar amount of securities sold thereunder, is carried forward on this Registration Statement pursuant to Rule 429 of the Securities Act.

                                     PART I.

                       INFORMATION REQUIRED IN PROSPECTUS

The prospectus for the RiverSource Group Variable Annuity Contract is incorporated by reference from Part A of Post-Effective Amendment No. 21 to Registration Statement No. 33-47302, filed on or about April 23, 2010.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The expenses of the issuance and distribution of the interests in the Fixed Account of the Contract to be registered, other than commissions on sales of the Contracts, are to be borne by the registrant.

Item 14. Indemnification of Directors and Officers

The amended and restated By-Laws of the depositor provide that the depositor will indemnify, to the fullest extent now or hereafter provided for or permitted by law, each person involved in, or made or threatened to be made a party to, any action, suit, claim or proceeding, whether civil or criminal, including any investigative, administrative, legislative, or other proceeding, and including any action by or in the right of the depositor or any other corporation, or any partnership, joint venture, trust, employee benefit plan, or other enterprise (any such entity, other than the depositor, being hereinafter referred to as an "Enterprise"), and including appeals therein (any such action or process being hereinafter referred to as a "Proceeding"), by reason of the fact that such person, such person's testator or intestate (i) is or was a director or officer of the depositor, or (ii) is or was serving, at the request of the depositor, as a director, officer, or in any other capacity, or any other Enterprise, against any and all judgments, amounts paid in settlement, and expenses, including attorney's fees, actually and reasonably incurred as a result of or in connection with any Proceeding, except as provided below.

No indemnification will be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled. In addition, no indemnification will be made with respect to any Proceeding initiated by any such person against the depositor, or a director or officer of the depositor, other than to enforce the terms of this indemnification provision, unless such Proceeding was authorized by the Board of Directors of the depositor. Further, no indemnification will be made with respect to any settlement or compromise of any Proceeding unless and until the depositor has consented to such settlement or compromise.

The depositor may, from time to time, with the approval of the Board of Directors, and to the extent authorized, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the depositor or to any person serving at the request of the depositor as a director or officer, or in any other capacity, of any other Enterprise, to the fullest extent of the provisions with respect to the indemnification and advancement of expenses of directors and officers of the depositor.

Insofar as indemnification for liability arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the depositor or the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

     Not Applicable

Item 16. (a) Exhibits

1. Form of Principal Underwriter Agreement for RiverSource Life Insurance Company Variable Annuities and Variable Life Insurance filed electronically as
Exhibit 3.1 with the Registration Statement on Form N-4 for RiverSource Variable Annuity Account, RiverSource Signature(SM) Select Variable Annuity and RiverSource Signature(SM) Variable Annuity, on or about Jan. 2, 2007, is incorporated by reference.

2.1 Articles of Merger of IDS Life Insurance Company and American Enterprise Life Insurance Company dated March 16, 2006, filed electronically as Exhibit 2.1 to Post-Effective Amendment No. 8 to Registration Statement No. 333-114888, is incorporated herein by reference.

2.2 Articles of Merger of IDS Life Insurance Company and American Partners Life Insurance Company dated March 17, 2006, filed electronically as Exhibit 2.2 to Post-Effective Amendment No. 8 to Registration Statement No. 333-114888, is incorporated herein by reference.

3.1 Copy of Certificate of Incorporation of IDS Life Insurance Company dated July 23, 1957, filed electronically as Exhibit 3.1 to Post-Effective Amendment No. 2 to Registration Statement No. 33-48701 is incorporated by reference.

3.2 Copy of Amended and Restated By-laws of IDS Life Insurance Company, filed electronically as Exhibit 6.2 to Post-Effective Amendment No. 13 to Registration Statement No. 33-47302 is incorporated by reference.

3.3 Copy of Amended and Restated By-Laws of RiverSource Life Insurance Company filed electronically as Exhibit 27(f)(3) to Post-Effective Amendment No. 22 to Registration Statement No. 333-44644 is incorporated by reference.

4. Form of Group Deferred Variable Annuity Contract, Form 34660, filed electronically as Exhibit 4.1 to Post-Effective Amendment No. 2 to Registration Statement No. 33-48701 is incorporated by reference.

5. Opinion of Counsel regarding legality of Contracts is filed electronically herewith.

6.-20. Not Applicable.

21. Copy of List of Subsidiaries filed electronically as Exhibit 21 to Registrant's Pre-Effective Amendment No.1 to Registration Statement No.333-149951 is incorporated herein by reference.

22. Not Applicable.

23. Consent of Independent Registered Public Accounting Firm is filed electronically herewith.

24. Power of Attorney to sign the Registration Statement and Amendments to this Registration Statement, dated Oct. 22, 2008 filed electronically as Exhibit 13 to Post-Effective Amendment No. 53 to Registration Statement No. 333-79311 is incorporated herein by reference.

25.-99. Not Applicable.

Item 17. Undertakings

A. Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933,

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement,

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement,

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof,

     (3) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed, and

     (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant represents that it is relying upon the no-action assurance given to the American Council of Life Insurance (pub. avail. Nov. 28,
     1988). Further, the Registrant represents that it has complied with the provisions of paragraphs (1) - (4) of the no-action letter.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, RiverSource Life Insurance Company, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, and State of Minnesota on the 23rd day of April, 2010.

                                        RiverSource Life Insurance Company
                                        (Registrant)


                                        By /s/ John R. Woerner*
                                           -------------------------------------
                                           John R. Woerner
                                           Chairman of the Board and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 23rd day of April, 2010.

Signature                                               Title
---------                               ----------------------------------------


/s/ Gumer C. Alvero*                    Director and Executive Vice
-------------------------------------   President - Annuities
Gumer C. Alvero


/s/ Richard N. Bush*                    Senior Vice President - Corporate Tax
-------------------------------------
Richard N. Bush


/s/ Brian J. McGrane*                   Director, Executive Vice President and
-------------------------------------   Chief Financial Officer
Brian J. McGrane


/s/ Kevin E. Palmer*                    Director, Vice President and Chief
-------------------------------------   Actuary
Kevin E. Palmer


/s/ Bridget M. Sperl*                   Director and Executive Vice President -
-------------------------------------   Client Services
Bridget M. Sperl



/s/ David K. Stewart*                   Vice President and Controller
-------------------------------------   (Principal Accounting Officer)
David K. Stewart


/s/ William F. "Ted" Truscott*          Director
-------------------------------------
William F. "Ted" Truscott


/s/ John R. Woerner*                    Chairman of the Board and President
-------------------------------------
John R. Woerner

* Signed pursuant to Power of Attorney dated Oct.22, 2008 filed electronically as Exhibit 13 to Post-Effective Amendment No. 53 to Registration Statement No. 333-79311 is incorporated by reference herewith, by:


/s/ Rodney J. Vessels
-------------------------------------
Rodney J. Vessels
Assistant General Counsel and
Assistant Secretary

                                  EXHIBIT INDEX

5. Opinion of Counsel regarding legality of Contracts is filed electronically herewith.

23.  Consent of Independent Registered Public Accounting Firm.